Halozyme Contact
Robert H. Uhl
Senior Director, Investor Relations
(858) 704-8264
ruhl@halozyme.com

Halozyme Therapeutics Reports Second Quarter 2009 Financial Results

— Patient enrollment complete for Phase 2 Insulin-PH20 multidose treatment study in type 1 diabetes patients —

SAN DIEGO, August 7, 2009 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets, today reported financial results for the three and six months ended June 30, 2009.

“Halozyme continues to advance on multiple fronts including the presentation of encouraging Insulin-PH20 data at the ADA meeting, the selection of a fifth exclusive target by Roche, and the completion of patient enrollment in our first type 1 Insulin-PH20 treatment study with three times per day dosing,” said Jonathan Lim, M.D., Halozyme’s President and CEO. “I am also pleased we have recruited Mike Shepard, Ph.D. and Jonathan Leff, M.D., two highly successful biotech industry leaders who will help take Halozyme’s research and development capabilities to a new level of excellence.”

Second Quarter 2009 and Recent Corporate Developments and Scientific Achievements

•	Halozyme raised net proceeds of $38.2 million through a public offering of 6,150,000 newly issued shares of common stock priced at $6.50 per share. The offering closed on June 26, 2009 and resulted in a cash balance of $89.2 million as of June 30, 2009. Excluding the proceeds from the financing, we still expect 2009 net cash burn to be between $30 and $35 million. Including the proceeds of the financing, the company expects a net cash increase of $5 to $10 million.

•	Results from a Phase 2 clinical trial in type 1 diabetic patients comparing Humalog® (insulin lispro) with and without rHuPH20 demonstrated faster insulin absorption and increased peak insulin concentrations for the insulin-enzyme combination. The study also showed a significant reduction in postprandial blood glucose levels following administration of a standardized test meal. Mean glucose levels after the meal challenge remained within current treatment targets throughout the eight hour post meal observation period. Halozyme presented these results at the American Diabetes Association meeting on June 6, 2009 in New Orleans. Additional results from the study for Humulin® R (regular human insulin) with and without rHuPH20 will be presented at the European Association for the Study of Diabetes (EASD) annual meeting in Vienna on September 30, 2009. Additional studies to determine the optimal insulin and rHuPH20 enzyme dose and concentration and intra-subject variability are underway. A Phase 2, three times per day, multi-dose, crossover study comparing regular insulin plus rHuPH20 to Humalog alone has completed patient enrollment. A Phase 2 standard meal study in type 2 diabetic patients began in July and will compare insulin lispro+PH20 and regular insulin+PH20 to lispro (Humalog) alone. Our goal is to develop a best in class insulin product in comparison to the current gold standard analog products on the market today.

•	In June 2009, Roche selected a fifth exclusive target under our existing license and collaboration agreement. Roche paid Halozyme $4.25 million, net of previously paid maintenance fees, for exclusive, global rights for the application of Halozyme’s hyaluronidase enzyme, rHuPH20, to a fifth biologic target.

•	Patient enrollment has been completed in the Phase 3 pivotal study of GAMMAGARD LIQUID with rHuPH20 for the treatment of primary immunodeficiency disorder. Patients will receive monthly subcutaneous injections of Halozyme’s rHuPH20 with Baxter’s GAMMAGARD LIQUID.

•	H. Michael Shepard, Ph.D., joined Halozyme in June 2009 as vice president of discovery research. Previously at Genentech, Dr. Shepard led the team that discovered the breast cancer drug Herceptin™ (trastuzumab). In July 2009, Jonathan Leff, M.D. was appointed vice president and chief medical officer. Dr. Leff, previously the global head of inflammation clinical development at Roche, brings extensive experience in pharmaceutical product development from early stage molecules through post marketing clinical investigations.

Second Quarter 2009 Financial Results

The net loss for the second quarter of 2009 was $17.1 million, or $0.21 per share, compared with a net loss for the second quarter of 2008 of $11.0 million, or $0.14 per share. Net loss for the six months ended June 30, 2009 was $31.8 million, or $0.38 per share, compared with a net loss of $21.0 million, or $0.27 per share for the comparable period last year.

•	Revenue for the second quarter of 2009 was $1.4 million, which equaled $1.4 million for the second quarter of 2008. Revenues under collaborative agreements for the second quarter of 2009 were $1.2 million, compared to $1.4 million for the second quarter of 2008. Revenues under collaborative agreements in the second quarter of 2009 primarily consisted of the amortization of license fees and milestone payments received from Baxter and Roche of $0.7 million and research and development reimbursements from Baxter and Roche of $0.5 million.

•	Research and development expenses for the second quarter of 2009 were $14.6 million, compared to $8.9 million for the second quarter of 2008, primarily due to an increase in clinical trial expenses and outsourced research and development expense due to spending on the PEGPH20 and Insulin-PH20 programs, an increase in research and development headcount, and production costs associated with the manufacturing scale-up of the rHuPH20 and PEGPH20 enzymes.

•	Selling, general and administrative expenses for the second quarter of 2009 were $3.9 million, compared to $3.8 million for the second quarter of 2008.

•	Cash and cash equivalents totaled $89.2 million as of June 30, 2009, compared with $63.7 million as of December 31, 2008 and $82.4 million as of June 30, 2008. During the second quarter of 2009 the company received cash of $4.25 million from Roche and $38.2 million of net proceeds from an equity financing. Net cash burn for the second quarter of 2009, not including the equity financing, was $10.9 million.

Upcoming Corporate and Scientific Presentations

Halozyme representatives are scheduled to present at the following meetings and conferences:

— Southern California Investor Conference to be held in Newport Beach, Calif. on August 18, 2009

— UBS Global Life Sciences Conference to be held in New York on September 21-23, 2009

— European Association for the Study of Diabetes 45th Annual Meeting in Vienna, Austria on September 30, 2009

— Investor R&D Day, hosted by Halozyme management, to be held in New York on October 15, 2009.

Conference Call

Halozyme management will host a conference call and webcast on August 7, 2009 to discuss these topics beginning at 8:00 a.m. PST (11:00 a.m. EST). To participate via telephone, please call 888-256-9044 for domestic callers or 706-643-5585 for international callers. The conference ID # is 22806199. A telephone replay will be available beginning approximately two hours after the call by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s Web site for seven days.

About Halozyme Therapeutics, Inc.

Halozyme is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets. The company’s portfolio of products and product candidates is based on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s Enhanze™ Technology is a novel drug delivery platform designed to increase the dispersion and absorption of biologics. The company has key partnerships with Roche to apply Enhanze Technology to Roche’s biological therapeutics for up to 13 targets and with Baxter BioScience to apply Enhanze Technology to Baxter’s biological therapeutic compound, GAMMAGARD LIQUID™. The product candidates in Halozyme’s research pipeline target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, (i) statements concerning the company’s financial position and (ii) clinical trial results and the conclusions drawn from such trials) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

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Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Revenues under collaboration agreements	$1,246,205	$1,351,492	$3,940,369	$3,015,572
Product sales	179,951	82,727	258,158	224,165

Total revenues	1,426,156	1,434,219	4,198,527	3,239,737

OPERATING EXPENSES:
Cost of product sales	45,097	37,126	49,301	74,316
Research and development	14,561,137	8,925,488	28,601,224	17,369,679
Selling, general and administrative	3,903,642	3,846,175	7,390,464	8,003,778

Total operating expenses	18,509,876	12,808,789	36,040,989	25,447,773

OPERATING LOSS	(17,083,720)	(11,374,570)	(31,842,462)	(22,208,036)
Interest income	23,695	372,180	57,073	1,251,649

NET LOSS	$(17,060,025)	$(11,002,390)	$(31,785,389)	$(20,956,387)

Basic and diluted net loss per share	$(0.21)	$(0.14)	$(0.38)	$(0.27)

Shares used in computing basic and diluted net loss per share	82,990,107	79,454,496	82,807,253	78,923,520

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$89,240,763	$63,715,906
Accounts receivable	893,093	7,264,410
Inventory	803,534	441,323
Prepaid expenses and other assets	2,711,585	2,591,149

Total current assets	93,648,975	74,012,788
Property and equipment, net	2,646,666	2,549,925

Total Assets	$96,295,641	$76,562,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,430,644	$6,668,791
Accrued expenses	4,721,593	3,995,897
Deferred revenue	5,016,178	3,553,730

Total current liabilities	15,168,415	14,218,418
Deferred revenue, net of current portion	53,667,269	45,894,726
Deferred rent, net of current portion	1,025,399	1,069,573
Stockholders’ Equity:
Common stock	89,657	81,554
Additional paid-in capital	171,779,912	128,948,064
Accumulated deficit	(145,435,011)	(113,649,622)

Total stockholders’ equity	26,434,558	15,379,996

Total Liabilities and Stockholders’ Equity	$96,295,641	$76,562,713

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